Exhibit (c)(3)

                                  FEE AGREEMENT

         WHEREAS, WBT Holdings LLC ("WBT") wishes to enter into a merger agreement with American Filtrona Corporation ("AFC") to effect a merger (the "Merger") between AFC and a wholly-owned subsidiary of WBT whereby WBT will become the sole shareholder of AFC;

         WHEREAS, WBT wishes to sell to Bunzl plc ("Bunzl") and Bunzl wishes to purchase the business and assets of the Bonded Fibers Business (as defined in the LOI) of AFC (the "Acquisition") immediately following the Merger, all pursuant to a letter of intent dated October 22, 1996 from Bunzl to WBT, as subsequently amended (the "LOI"); and

         WHEREAS, WBT has agreed to pay $43 per share of AFC Common Stock in cash (the "Merger Consideration") as set out in paragraph 2 of the letter of intent dated December 12, 1996 from WBT to AFC regarding the proposed Merger (the "Merger LOI");

         NOW, THEREFORE, in consideration of the agreements set forth herein, and other good and valuable consideration the receipt of which is hereby acknowledged, WBT (and certain of its affiliates listed on the signature pages hereof) and Bunzl agree as follows:

         SECTION 1. Increase in Bid Price. If there is a bona fide competing bid for the AFC Stock from a third party at a price in excess of $43 per share of AFC common stock, and it is necessary in the reasonable judgment of WBT and Bunzl to respond to such competing bid, WBT agrees that it will not request that Bunzl fund any portion of the increase in the Merger Consideration if such increase is up to a price of $45 per share of AFC common stock in cash. Subject to the terms of the LOI, Bunzl and WBT agree that they will in good faith negotiate with each other with respect to the Acquisition, and Bunzl will in good faith seek to facilitate the progress of the Merger; provided that Bunzl shall incur no liabilities or obligations in connection with such negotiations or efforts.

         SECTION 2. Alternative Transaction. If for any reason prior to April 23, 1997 either (a) definitive agreements effecting the Merger and the Acquisition in accordance with the terms of the Merger LOI and the LOI, respectively, are not in full force and effect or (b) such agreements are in full force and effect but the Merger and the Acquisition have not progressed, to Bunzl's reasonable satisfaction, toward closing, WBT will, at Bunzl's written request, terminate negotiations for the Merger (to the extent applicable) and will cooperate as requested by Bunzl and use its best efforts (including, without limitation, voting its (and its affiliates') shares in AFC in favor of any proposal or resolution (approved by the directors of AFC or providing a fair price to AFC in the reasonable judgment of WBT) to sell the Bonded Fibers Business to Bunzl) to ensure that Bunzl has the opportunity to negotiate a definitive agreement for the purchase of the Bonded Fibers Business directly from AFC (on a basis which leaves WBT's ownership interest in AFC intact).

         SECTION 3.  Payments.  (a) If

                  (i) prior to September 10, 1997 (or, at Bunzl's election, a later date up to December 31, 1997) Bunzl has not (x) consummated the acquisition of the Bonded Fibers Business pursuant to the proposed Merger and Acquisition (unless such failure to consummate is prevented by action or threatened action from US anti-trust regulatory authorities or objections by one or more of the major customers of the Bonded Fibers Business) or (y) entered into a binding agreement to purchase the Bonded Fibers Business directly from AFC, or

                  (ii) prior to September 10, 1997 AFC has terminated all discussions or negotiations (x) with WBT with respect to the Merger and (y) with Bunzl with respect to a purchase by Bunzl of the Bonded Fibers Business directly from AFC or AFC has refused to enter into such negotiations (the first date on which the condition set forth in (i) or (ii) occurs, the "Termination Date"), then WBT will pay to Bunzl an amount equal to $100,000 multiplied by the number of months elapsed from December 10, 1996 to the Termination Date, such amount to be prorated for any part of any month elapsed after December 10, 1996.

         (b) Within five business days of the date hereof, WBT shall deposit marketable securities freely transferable under applicable laws and with a market value of at least $1,250,000, together with an appropriate stock transfer documentation, into an escrow account with an independent bank (the "Escrow Agent") to secure its obligations to Bunzl hereunder, such marketable securities and stock transfer documentation to be satisfactory to Bunzl. WBT will have the right to receive dividends and exercise its voting rights with respect to such stock during the term of the escrow, provided that there is no default hereunder. If WBT is required to make a payment hereunder, it shall promptly make such payment in cash and if WBT fails to make such payment in cash, the Escrow Agent shall promptly sell such securities and distribute the amount of the proceeds to Bunzl in the amount necessary to satisfy WBT's obligations hereunder. The securities in the Escrow Account shall be released upon the joint instructions of WBT and Bunzl:

         (A) to Bunzl on the Termination Date, if a payment is due hereunder; or

         (B) to WBT after September 10, 1997, if no payment is owed by WBT hereunder pursuant to Section 3(a)(i).

WBT and Bunzl shall give such joint instructions to the Escrow Agent within 7 days of the occurrence of any of the events referred to in (A) or (B) above; provided that if the events described in Section 3(a)(i) have not occurred as of September 10, 1997 (or such later date as shall have been elected by Bunzl), such securities shall be sold and the value thereof shall be transferred to Bunzl by the Escrow Agent upon Bunzl's certification that the Termination Date has occurred, which certification shall be binding upon the Escrow Agent without WBT's


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consent but shall not be binding upon WBT in any determination of its rights and obligations hereunder.

         (c) If WBT has paid a fee to Bunzl pursuant to Section 3(a) and on or before April 30, 1998 Bunzl enters into a definitive agreement to purchase the Bonded Fibers Business directly from AFC or from a party which has the full power and authority (corporate or otherwise) to effect such sale and has the legal title to, and the power to transfer to Bunzl, the Bonded Fibers Business, Bunzl will repay to WBT the amount of such fee promptly upon the execution of such definitive agreement.

         SECTION 4. Expense Reimbursement. WBT and its affiliates, jointly and severally, will reimburse Bunzl for all of its expenses in connection with the proposed transaction described in the LOI up to a maximum of $500,000, if:

         (a) the proposed transaction is not consummated because of unavailability of financing for WBT;

         (b) the proposed transaction is not consummated because the dispute between (i) Bennett L. Kight, WBT or any affiliates, fiduciaries or beneficiaries of WBT and (ii) Rudy Bunzl or any of the fiduciaries or beneficiaries of trusts for the benefit of the members of the family of Rudy Bunzl, in each case with respect to Bennett L. Kight's role as trustee of any such trust is not resolved; or

         (c) no fee is payable to WBT from AFC because WBT (or its affiliate) has taken or omitted to take any of the acts described in Section 8(f) of the Merger LOI which action or omission results in WBT not receiving such fee; provided that Bunzl is not participating in any way (including negotiating for a separate purchase of the Bonded Fibers Business from any other party) in connection with a competing proposal described in such Section 8(f).

         SECTION 5. Sharing of a Break-up Fee. If AFC pays a fee to WBT or its affiliates in connection with the proposed transaction or reimburses WBT or its affiliates for expenses of the proposed transaction, in each case whether pursuant to the terms of the Merger LOI or otherwise, the aggregate amount of such fee and expense reimbursement shall be divided by first reimbursing the actual transaction-related expenses of WBT and its affiliates (except for legal fees of Sutherland, Asbill & Brennan) and Bunzl (provided that if such fee and expense reimbursement is not sufficient to reimburse such expenses of both WBT and its affiliates, on one hand, and Bunzl, on the other hand, then such fee and expense reimbursement will be divided equally between Bunzl and WBT) and then dividing the remainder, if any, equally between Bunzl and WBT.

         SECTION 6. Representations and Warranties; Covenants. (a) Each party hereto (i) is duly incorporated (or otherwise organized), and validly existing and (ii) has full power and authority to execute and deliver this Agreement and to carry out its obligations hereunder in

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accordance with the terms and provisions hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other necessary action on the part of such party, are within the powers of such party and this Agreement constitutes the valid and legally binding obligation of such party.

         (b) WBT hereby agrees and covenants that within three business days of the date hereof it will cause each of the trustees of the trusts for the benefit of the members of the family of Walter Bunzl to execute and deliver to Bunzl documentation reasonably satisfactory to Bunzl evidencing that such trusts will be jointly and severally responsible with WBT in respect of WBT's obligations hereunder.

         SECTION 7. Governing Law; Consent to Jurisdiction. (a) This Agreement has been negotiated, executed, delivered and accepted at, and is deemed to have been made at, New York, New York and is governed by and construed in accordance with the laws of the State of New York.

         (b) Each party hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such proceeding shall be conclusive and binding upon it and may be enforced in any court of the jurisdiction to which it is subject by a suit upon such judgment or in any manner provided by law.

         (c) To the fullest extent permitted by applicable law, the parties hereby agree that any claim, action, or proceeding seeking any relief whatsoever based on, arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of New York sitting in New York City or the Federal courts sitting in the Southern District of New York.


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         IN WITNESS WHEREOF, the undersigned parties hereto have executed this
Agreement as of December 12, 1996.

                                  BUNZL PLC


                                  By /s/ A.T. Habgood
                                   -------------------------
                                     Name: A.T. Habgood
                                     Title: Chairman


                                  WBT HOLDINGS LLC


                                  By /s/ Bennett L. Kight
                                   -------------------------
                                     Name: Bennett L. Kight
                                     Title: President


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